EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

[LOGO OF AMERICAN EXPRESS COMPANY]

Contacts:	Media:	Mike O’Neill	Christine Elliott
		212-640-5951	212-640-0622
		mike.o’neill@aexp.com	christine.s.elliott@aexp.com

Investors/Analysts:		Toby Willard	Ron Stovall
		212-640-1958	212-640-5574
		sherwood.s.willardjr@aexp.com	ronald.stovall@aexp.com

AMERICAN EXPRESS CHALLENGES GOVERNMENT
LAWSUIT

JUSTICE DEPARTMENT TURNAROUND WILL HARM CONSUMERS AND LIMIT COMPETITION

October 4, 2010 – American Express said the antitrust lawsuit filed today against the company is a significant retreat from previous Department of Justice efforts to promote competition in the payments industry. The new approach would ultimately limit consumer choice, reduce competition and curtail innovation.

The government’s lawsuit claims that terms of American Express merchant contracts,  which protect cardmembers against discrimination and disruption at the point of sale, violate U.S. antitrust laws.

The Justice Department’s proposed remedy would interfere with consumer choice at the check-out counter by steering American Express cardmembers to another payment network.

The government’s new legal theory ignores a key point that the Justice Department previously made and that the courts have already decided: American Express does not have the ability to force merchants to accept its products or pricing.

“In today’s action, the Department has sued a party proven not to have market power,” said Kenneth I. Chenault, chairman and chief executive officer.  “It represents an extraordinary retreat by the antitrust division. Instead of promoting competition, it now seeks to promote regulation that would ultimately limit competition.”

“We have no intention of settling the case,” said Mr. Chenault.  “We will defend the rights of our cardmembers at the point of sale and our own ability to negotiate freely with merchants.  We are confident that the courts will recognize the perverse anti-competitive nature of the government’s case and that we will continue providing a competitive, superior service to cardmembers and merchants.”

“Whatever the intent, the government’s new approach would hand an unfair advantage back to Visa and MasterCard,” Mr. Chenault said.  “The Justice Department would, in effect, be undoing its own six year fight (1998-2004) to allow smaller payment networks like American Express to provide a competitive choice to consumers and merchants.”

American Express, the choice of higher spending cardmembers, partners with merchants who want to build business among these customers.

The company has invested billions of dollars to differentiate its products and services from the competition.  It succeeds by offering superior customer service and innovative benefits, along with marketing programs and analytical support for merchants who choose to accept the card.

While virtually all American Express Cardmembers also carry products from a competing network, they choose to use American Express because of the service and value they receive.

“Not all merchants accept American Express Cards, but millions of them find greater value in welcoming our products than in accepting Visa, MasterCard and Discover exclusively,” said Mr. Chenault.  “Those merchants benefit from the investments we make to build strong cardmember relationships and to profit from the increased revenues they receive from these higher spending customers.”

When merchants agree to accept American Express they promise not to ‘bait and switch’ by advertising acceptance of American Express to attract customers and then steering them to another means of payment at the point of sale.  While American Express negotiates many contracts that allow merchants to run promotional campaigns with competing networks, they do not permit disrupting cardmembers at the point of sale. The government’s proposed solution would eliminate that protection.

 “Instead of promoting competition, the government remedy would ultimately wind up marginalizing it.  The government’s one-sided remedy would put more power in the hands of Visa and MasterCard, the networks that steadily increased prices for credit card transactions over the past decade, that control over 70 percent of the market and that have ten times as many cards as American Express.  Anyone familiar with antitrust matters, would realize that in the real world such market power would ultimately work to the disadvantage of merchants as well as consumers.

“The sheer number of Visa and MasterCard credit cards, and the fact that most of their customers do not carry an American Express product, makes it virtually impossible for merchants to steer customers away from the dominant networks, even if they have the right to do so.

“It is difficult to understand why the same agency that fought so effectively to combat anti-competitive network conduct would now undermine their own efforts by regulating our contracts in a way that limits our ability to compete.” said Mr. Chenault.

American Express has retained Boies, Schiller & Flexner LLP, as well as Cravath, Swaine and Moore LLP to serve as legal counsel.

Media & Investor Conference Call – Live Audio Webcast
A conference call with investors and with members of the media will be held today to discuss this announcement at 4:15 PM EDT.

A live audio webcast of the conference call will be accessible at http://ir.americanexpress.com. A replay of the call will be available at the same Web site address shortly after the call.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com

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